FOR IMMEDIATE RELEASE	Exhibit 99.1
Contact: Pat Doran
Phone: 501-219-2400

Equity Media Holdings Corporation Receives Deficiency Notice Related to NASDAQ Minimum Bid Price Rule

LITTLE ROCK, Ark., May 19, 2008-- Equity Media Holdings Corporation (Nasdaq: EMDA), announced today that on May 14, 2008, the Company received written notification from NASDAQ that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until November 10, 2008, to regain compliance with respect to the bid price deficiency. If, at any time before November 10, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the bid price deficiency can be satisfied. The Company could be delisted during this 180 day period for failure to maintain compliance with any other listing requirement which may occur during this period.

If compliance with this Rule cannot be demonstrated by November 10, 2008, NASDAQ staff will determine whether the Company meets The NASDAQ Capital Market initial listing criteria as set forth in
Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, NASDAQ will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, NASDAQ will provide written notification that the Company’s securities will be delisted. At that time, The Company may appeal NASDAQ’s determination to delist its securities to a Listing Qualifications Panel. The Company is presently assessing the options available to achieve compliance with the Rule and intends to retain its NASDAQ listing.

About Equity Media Holdings Corporation

Equity Media Holdings Corporation (Nasdaq:EMDA) is a television broadcaster with multiple sources of revenue and value in its operations that include its Broadcast Services Division, Broadcast Station Group and Spectrum Holdings Division. Equity Media's proprietary Centralized Automated Satellite Hub (C.A.S.H.) system and Retro Television Network, a national television network that provides a 24/7 digital feed of hit shows to each of its affiliates, provide centralized content distribution services which the Company believes are unique within the media industry. Equity Media is the second largest affiliate group of the top ranked Univision and TeleFutura networks, two networks driven by the growth of the Hispanic population in the U.S. For more information, please visit www.EMDAholdings.com.

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